Exhibit 99.2

Half-Year Report 2011

Industrial Adhesives half-year report

Combined balance sheet	2
Combined income statement	3
Combined comprehensive income statement	3
Combined shareholders’ equity	4
Combined cash flow statement	4
Notes	5

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Combined balance sheet

	30.06.2011	31.12.2010
Condensed combined balance sheet
Unaudited, CHF m
Assets
Non-current assets	203.5	220.5
Property, plant and equipment and intangible assets	182.7	197.4
Deferred tax assets and other non-current assets	20.8	23.1
Current assets	188.6	159.3
Inventories	74.6	60.4
Trade and other receivables, prepaid expenses and deferred charges	98.5	76.0
Cash and cash equivalents	15.5	22.9
Total assets	392.1	379.8

Shareholders’ equity and liabilities
Shareholders’ equity	83.0	87.7
Non-current liabilities	204.2	200.8
Non-current financial debt	165.9	158.1
Employee benefit obligations, provisions and deferred tax liabilities	38.3	42.7
Current liabilities	104.9	91.3
Trade payables	56.5	48.5
Current financial debt	5.7	7.6
Provisions and accrued expenses, tax and other liabilities	42.7	35.2
Total liabilities	309.1	292.1
Total shareholders’ equity and liabilities	392.1	379.8

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Combined income statement and combined

comprehensive income statement

	First half 2011	First half 2010
Condensed combined income statement
Unaudited, CHFm
Net sales	263.0	263.0
Cost of goods sold	-220.1	-214.3
Gross profit	42.9	48.7
Operating expenses	-30.9	-34.2
Operating profit	12.0	14.5
Headquarter and trademark fees	-5.7	-1.7
Financial result	-3.9	-4.1
Group profit before taxes	2.4	8.7
Income taxes	-1.1	-2.3
Group profit	1.3	6.4

	First half 2011	First half 2010
Combined comprehensive income statement
Unaudited, CHF m

Group profit	1.3	6.4
Components of other comprehensive income:
Translation differences	-3.3	-8.9
Other comprehensive income, net of tax	-3.3	-8.9
Total comprehensive income	-2.0	-2.5

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Combined shareholders’ equity and combined

cash flow statement

Combined shareholders’ equity First half 2011 Unaudited, CHF m	Share capital	Retained Earnings	Revaluatior reserve	Translation differences	Total
As at January 1, 2011	22.2	67.0	17.0	-18.5	87.7
Group profit		1.3			1.3
Other comprehensive income, net of tax				-3.3	-3.3
Total comprehensive income	0.0	1.3	0.0	-3.3	-2.0
Capital decrease		-0.2			-0.2
Dividend payment		-2.5			-2.5
As at June 30, 2011	22.2	65.6	17.0	-21.8	83.0

Combined shareholders’ equity First half 2010 Unaudited, CHF m	Share capital	Retained Earnings	Revaluation reserve	Translation differences	Total
As at January 1, 2010	22.2	78.9	17.3	-4.2	114.2
Group profit		6.4			6.4
Other comprehensive income, net of tax				-8.9	-8.9
Total comprehensive income	0.0	6.4	0.0	-8.9	-2.5
Dividend payment					0.0
As at June 30, 2010	22.2	85.3	17.3	-13.1	111.7

	First half 2011	First half 2010
Condensed combined cash flow statement
Unaudited, CHF m
Cash flow from operating activities	-13.2	-4.6
Cash flow from investing activities	-2.6	-2.5
Cash flow from financing activities	10.0	0.1
Decrease in cash and cash equivalents	-5.8	-7.0
Translation differences on cash and cash equivalents	-1.6	-0.6
Total cash and cash equivalents at beginning of year	22.9	25.7
Total cash and cash equivalents at June 30	15.5	18.1

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Notes to the condensed combined half-year

financial statements (unaudited)

01 General information

The Condensed Combined Financial Information (“Financial Information”) of Forbo Industrial Adhesives (“IA”) has been prepared for the purpose of the sale of IA. The Financial Information aggregates the accounts of all IA companies/reporting unites. These IA companies/reporting units, which are part of the sale, operate under common IA management. There were no changes in scope for the aggregation since January 1, 2010.

The accompanying unaudited condensed combined financial statements for the periods ended June 30, 2011 and 2010 have been prepared by the IA management in a manner consistent with that used in the preparation of the combined financial statements for the years ended December 31, 2010 and 2009. These condensed combined financial statements should be read in conjunction with the combined financial statements as at December 31, 2010. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

IA develops, manufactures and distributes adhesives for industrial applications as well as synthetic polymers and is part of the Forbo Bonding System operating segment.

The Financial Information has been prepared as a carve-out from the unaudited accounting records of the consolidated half-year financial statements of Forbo Holding AG, covering the six-moth periods from January 1, 2011 to June 30, 2011 (hereinafter ‘reporting period’) and January 1, 2010 to June 30, 2010, that has been prepared in accordance with International Accounting Standard 34 (IAS 34) ‘Interim Financial Reporting’.

02 Group accounting policies

The accounting policies applied in the combined half-year report are in line with the accounting policies set out in the 2010 combined IA financial report with the following exceptions:

The following new and revised standards and interpretations were applied by the Forbo Group and by IA for the first time as at January 1, 2011:

– IAS 24 (revised), ‘Related party disclosures’

– IAS 32 (revised), ‘Financial instruments: presentation’

– IFRIC 14/IAS 19 (revised), ‘The limit on a defined benefit asset, minimum funding requirements and their interaction’

– IFRIC 19 (new), ‘Extinguishing financial liabilities with equity instruments’

– Improvements to IFRSs (published in May 2010). The IASB published its third collection of amendments to various IFRSs. This affects a total of six standards and one interpretation, although – in accordance with the underlying idea of the collection of amendments – they do not involve fundamental changes to the standards. In some cases, only inconsistencies have been eliminated or formulations improved.

The application of these new and revised standards and interpretations has no significant effect on the combined IA half-year report presented here.

IA has not early applied further standards, interpretations or amendments that have been published but are not yet mandatory.

The preparation of the combined half-year financial statements requires management to make estimates and assumptions that can affect reported revenues, expenses, assets, liabilities, and contingent liabilities at the date of the financial statements. If the estimates and assumptions made by management to the best of its knowledge at the date of the financial statements differ from the actual facts, the original estimates and assumptions will be adjusted in the reporting period in which the facts have changed.

The combined half-year financial statements do not contain any new estimates and assumptions by management compared with the combined financial statements as at December 31, 2010. Earnings and expenses which are not incurred on a straight-line basis during the business year are only deferred if such deferral was justified at year-end. Income tax expenditure is estimated on the basis of average actual tax rates during the current business year.

03 Changes in the scope of consolidation

There were no changes in the scope of consolidation in the reporting period.

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04 Balance sheet

Total assets as at June 30, 2011 increased by CHF 12.3 million to CHF 392.1 million compared with the end of the previous year.

The decline in property, plant and equipment and intangible assets (CHF 14.7 million) mainly occurred to currency exchange effects, but also because depreciation was higher than additions to property, plant and equipment (CHF 5.2 million versus CHF 2.8 million). On the other hand, inventories and trade and other receivables, prepaid expenses and deferred charges increased significantly by CHF 29.3 million mainly due to growth and the fact that working capital is generally higher mid-year than at year-end.

Non-current financial debt increased by CHF 7.8 million since additional loans were granted by other Forbo companies. The balance sheet item ‘Employee benefit obligations, provisions and deferred tax liabilities’ decreased slightly by CHF 4.4 million to CHF 38.3 million compared with the end of the previous year. The increase in current liabilities of CHF 13.6 million mainly relates to the growth and cut-off date driven increase in trade payables (CHF 8.0 million) and the increase in current provisions, accrued expenses, tax and other liabilities of CHF 7.5 million due to payables for Forbo Group headquarter and trademark fees.

Compared with December 31, 2010, shareholders’ equity decreased by CHF 4.7 million to CHF 83.0 million. This reduction was partly due to dividend payments to shareholders of CHF 2.5 million but mainly due to losses stemming from the translation of the half-year reports of subsidiaries into the IA presentation currency Swiss franc. The Group profit of CHF 1.3 million generated in the first half of 2011 was not sufficient to offset this negative currency effects and the dividend paid out to the shareholders. The equity ratio decreased in the first half of 2011 and stood at 21.2% as at June 30, 2011.

05 Income statement

Operating profit (EBIT) in the reporting period came to CHF 12.0 million, which was CHF 2.5 million lower than in the prior-year period. The main reasons for the decrease in EBIT were the negative currency impact due to the strong Swiss franc and the steep increase in raw material prices in 2011 which led to higher costs of goods sold. This negative effect could only be partially compensated by significantly lower operating expenses.

Headquarter and trademark fees amount to CHF 5.7 million. The increase compared to prior year mainly relates to higher credit notes included in the prior year amount.

Financial result came to CHF 3.9 million in the reporting period. This sum consists mainly of interest expense in connection with the financing of the Group.

Income tax amounted to CHF 1.1 million, corresponding to a tax rate of approximately 46%. Since IA operates in various countries with different tax laws and rates, the current tax rate depends on the origin of the revenues or losses in each country.

Group profit came to CHF 1.3 million. The main reasons for the CHF 5.1 million decline in profit versus the prior-year period were the increased raw material prices and headquarter and trademarks fees.

06 Free cash flow

The free cash flow in the period under review came to CHF -15.8 million.

Operating cash flow decreased by CHF 8.6 million in comparison with the prior-year period and came to CHF -13.2 million. The main reason for the negative operating cash flow was a significant increase of net working capital in the reporting period. Additions to fixed assets led to a negative cash flow from investing activities of CHF -2.6. Cash flow from financing activities was positive and came to CHF 10.0 million for the first half of 2011 mainly due to the increase of loans from related parties.

07 Main exchange rates applied

The following exchange rates have been applied for the most important currencies concerned:

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		Income statement		Balance sheet

Currency		Average exchange rate, 6 months		Exchange rate on balance-sheet date

CHF		2011	2010	30.06.2011	31.12.2010

Euro countries	EUR	1.27	1.44	1.19	1.25

USA	USD	0.91	1.08	0.84	0.94

United Kingdom	GBP	1.47	1.65	1.33	1.46

08 Events after the balance sheet date

In December 2011, Forbo Group announced an agreement to divest its industrial adhesives activities, including synthetic polymers, from its Bonding Systems division to H.B. Fuller Company. Following fulfilment of all the conditions, the deal was successfully closed on March 5, 2012.

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